Exhibit 10.13

                         TRINITY MEDICAL GROUP USA, INC.
                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of this 1st day of June 2001and between Elizabeth
S. Namnath, residing at 17 Linda Ave., San Rafael, CA 94903 ("Officer "), and TRINITY MEDICAL GROUP USA, INC., a Florida corporation, with offices at 30021 Tomas Street, Suite 300, Rancho Santa Margarita, CA 92688 with an executive office at 55 Shaver Street, Suite 320, SanRafael, CA 94901 (the "Company"), for the purpose of setting forth the terms and conditions of employment by the Company and to protect the Company's knowledge, expertise, customer relationships and the confidential information the Company has developed regarding clients, customers, shareholders, option holders, employees, products, business operations and services. As of the Effective Date, this Agreement supersedes any prior understandings or agreements between Officer , who has served as Secretary of the Corporation, and the Company or any of the Company's subsidiaries or affiliates.

     The Board desires to provide for the continued employment of Officer ( Secretary of the Corporation) and to make certain changes in Officer's employment arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of Officer as a member of the Company's management, in the best interest of the Company and its shareholders. Officer is willing to commit herself to continue to serve the Company, on the terms and conditions herein provided, although this Agreement may be amended at any time by written agreement among the parties.

     In order to effect the foregoing, the Company and Officer wish to enter into an employment agreement on the terms and conditions set forth below. In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   TIME AND EFFORTS

     1.1 Officer shall be employed as the Company's Secretary of the Corporation and shall devote her attention to the duties and responsibilities of Secretary of the Corporation in furtherance of the Company's business. Subject to consultation with, and the directions of, the Executive Committee (when such committee is formed) or the Chairman of the Board, as the case may be, Officer shall have full responsibility for coordinating the necessary documentation related to agreements and services provided between the Company's affiliates in Thailand and The Company, and serve as the Company's principal liaison between the Company's affiliates in Thailand and The Company.

    1.2 In the performance of all of her responsibilities hereunder, Officer shall be subject to all of the Company's policies, rules, and regulations applicable to its officers and employees generally and its Secretary of Corporation responsibilities. Officer shall report to the Chairman of the Board of Directors and/or directly to the Chief Executive Officer if so determined by resolution of the Board of Directors.

     1.3 Without the prior express authorization of the Board, Officer shall not, directly or indirectly, during the Term of this Agreement engage in any activity competitive with or adverse to the Company's business, whether alone, as a partner or independent contractor, or as an officer, director, or employee of any other corporation. This Agreement shall not be interpreted to prohibit Officer from making passive personal investments, conducting private business


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affairs, or engaging in educational or charitable activities, if those activities do not materially interfere with the services required hereunder. Subject to the reasonable prior approval of The Board, Officer may act as a director of any profit or non-profit corporation or other business entity, if such activity is not inconsistent with the business of the Company.

     1.4 In order to induce the Company to enter into this Agreement, Officer represents and warrants to the Company that (i) Officer is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity; and (ii) Officer is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair Officer's right or ability to enter the employ of the Company or to perform fully her duties and obligations pursuant to this Agreement.

2.   TERM

     The initial Term of this Agreement is from June 1, 2001(The "Effective Date") until May 31, 2003; however on each anniversary of the Effective Date, this Agreement shall be automatically renewed for a new two-year Term from such anniversary date unless the Company notifies Officer in writing 90 days prior to the anniversary of the Effective Date that the Company will not be renewing this Agreement on the next anniversary of the Effective Date, or unless sooner terminated pursuant to Section 3. References hereinafter to the "Term" of this Agreement shall refer to both the initial term and any extended term of Officer 's employment hereunder.

3.   TERMINATION

     This Agreement shall be terminated upon the happening of any of the following events:

     3.1  Upon the death of Officer .

     3.2  Whenever the Company and Officer shall mutually agree to termination.

     3.3 At the option of the Company, upon written notice by the Company to Officer , for Cause. "Cause" shall exist for such termination if Officer (i) pleads or is found guilty of a felony involving an act of dishonesty or moral turpitude by a court of competent jurisdiction; (ii) has engaged in serious misconduct; (iii) has made any material misrepresentation or omission to the Company under Section 1.5 hereof; (iv) has committed an unexcused material breach of her duty in the course of Officer's employment; (v) has been guilty of habitual neglect of her duties; (vi) has usurped a corporate opportunity, is guilty of fraudulent embezzlement of property or funds of the Company, or committed any act of fraud or intentional misrepresentation moral turpitude, dishonesty or other misconduct that would constitute a felony; (vii) has committed a material, unexcused breach of this Agreement, (viii) found to have misrepresented any representations in qualifications and work history, or (ix) demonstrated, by regulatory agency or independent counsel notice, a lack of competency in primary job responsibilities.

     3.4 The Company may terminate Officer's employment under this Agreement at any time without Cause, subject to provisions for payment of compensation as specified under Section 6.5 of this Agreement.

     3.5 At the option of Officer , upon 90 days written notice by Officer to the Company.
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     3.6 If as a result of Officer 's incapacity due to physical or mental illness, Officer shall have been absent from her duties hereunder on a full-time basis for the entire period of one month, and within 30 days after written notice of termination is given (which may occur before or after the end of such three-month period) shall not have returned to the performance of her duties hereunder on a full-time basis, the Company may terminate Officer's employment hereunder.

     3.7 Upon the expiration of the Term of this Agreement, or any extension or renewal thereof.

4.   COMPANY'S AUTHORITY

     The Officer agrees to observe and comply with the reasonable rules and regulations of Company as adopted by the Board of Directors of the Company or committee of the Board of Directors respecting performance of Officer 's duties and to carry out and perform orders, directions, and policies of Company as they may be, from time-to-time, stated to Officer either verbally or in writing.

5.   VACATION

     During each calendar year of the Term of this Agreement, Officer shall be entitled four weeks of paid vacation, earned ratably over the Term of each calendar year during the Term of this Agreement. Officer shall be entitled to receive payment for accrued vacation not taken during each calendar year during the Term of this Agreement or may accrue such vacation for use in a subsequent calendar year; however Officer shall be subject to a maximum of six weeks of accrued vacation.

6.   CURRENT COMPENSATION

     6.1 ANNUAL SALARY. For all services rendered by Officer under this Agreement, the Company shall pay or cause to be paid to Officer and Officer shall accept the annual Salary and Incentive Compensation, if any, all in accordance with the subject to the terms of this Agreement. For purposes of this Agreement, the term "Compensation" shall mean the Annual Salary and Incentive Compensation, if any. Officer shall be entitled to receive as current compensation an annual salary in an amount of not less than $99,000 per annum, subject to annual cost of living increases at no less than 10% per year (hereinafter referred to as the "Annual Salary"). References in this Agreement to "annual" or "per annum" or "Annual" and similar phrases shall mean the twelve-month period commencing on June 1 of each year during the Term of this Agreement unless otherwise indicated.

     6.2 INCENTIVE COMPENSATION. In addition, Officer shall be entitled to annual Incentive Compensation as dictated by the Compensation Committee of the Board of Directors, when such committee is formed.

     6.3 401(K) PLAN. Officer shall be entitled to participate in the Company's 401(k) or other similar retirement benefit plan or Executive Deferral Plan when such plan is created.

     6.4 PAYMENTS OF CURRENT COMPENSATION. The payment of Officer 's Annual Salary shall be made in semi-monthly installments on the then prevailing paydays of the Company. Any payment for Incentive Compensation will be made as dictated by the Compensation Committee of the Board of Directors, when such committee is formed, and payment will be made in one lump sum concurrently with payments made to others in senior
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management. All payments are subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.

     6.5 PAYMENT OF COMPENSATION ON TERMINATION.

     6.5.1 Upon termination of Officer's employment by the Company prior to the expiration of this Agreement, if such termination is pursuant to Section 3.1, 3.2, 3.5, 3.6, or 3.7 hereof, Officer shall be entitled to any Annual Salary and vacation accrued but unpaid through the date of termination of employment, payable on the date of termination.

     6.5.2 Upon termination of Officer 's employment prior to the expiration of this Agreement, if such termination is pursuant to Section 3.4 hereof, Officer shall be entitled to any Annual Salary and vacation accrued but unpaid through the date of termination of employment, payable on the date of termination, and payments of Annual Salary for the number of months remaining in the Term of this Agreement prior to such termination, payable in semi-monthly installments on the then prevailing pay days of the Company to the estate of Officer for such number of months. Officer shall have no obligation to mitigate her damages.

7.   DETERMINATION OF DISABILITY; PAYMENT OF DISABILITY INSURANCE PREMIUMS

     7.1 In the event Officer 's disability, as defined in Section 3.6, is in question, and after written request by the Company, Officer refuses to be examined by her regularly attending physician or if the regularly attending physician fails to submit a report within 30 days after the examination has been requested by the Company, the determination of disability shall be made by the Company.

     7.2 The Officer is entitled to receive the disability benefits available to all executive employees of the Company. In the event of Officer 's disability, as defined in Section 3.6, Officer shall be entitled to receive all of the benefits of such existing long-term disability policy benefits payable to her under any policy maintained by the Company.

8.   MISCELLANEOUS BENEFITS

     8.1 MEDICAL INSURANCE. Officer and her family shall be entitled to participate in any medical, dental, vision, life, long-term disability, other insurance or employee benefit program instituted or maintained by the Company for the benefit of its executive employees. If no such insurance or employee benefit program exists, the Company shall pay the future premiums related to Officer's current insurance policies.

     8.2 PAYMENT OF BENEFITS ON TERMINATION OF EMPLOYMENT WITHOUT CAUSE. If Officer's employment with the Company is terminated without cause, the Company agrees that Officer shall be entitled to continued compensation as if Officer were still actively employed by the Company, for the remainder of the Term of this Agreement. If applicable law or the terms and conditions of such plans do not permit Officer to be covered with respect to any benefit under this Agreement as if Officer were still actively employed by the Company, the Company agrees to pay Officer an amount equal to what the Company would have paid to maintain such benefits if Officer were still employed by the Company for the remainder of the Term of this Agreement.
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     8.3 BUSINESS EXPENSES. Officer shall be reimbursed for all reasonable expenses incurred by Officer in connection with Officer's attendance of business meetings and promotion of Company business upon presentation by Officer to the Company of an expense report and adequate records or other documentation substantiating the expenditures, not less frequently than monthly. Any such amounts disallowed as a business expense for federal or state income tax purposes shall be deemed additional salary to Officer . The fact that the Company may not reimburse Officer for an expense is not an indication that the Company determined that the expense was not incurred on its behalf or in connection with the Company's business.

     8.4 LIFE INSURANCE. During the Term of this Agreement, the Company shall pay for and maintain on a continuous basis, life insurance in the amount of $350,000 on the life of Officer naming Officer's estate as beneficiary.

     8.5 RELOCATION ALLOWANCES. Upon the request by the company for the Officer to relocate her permanent residence, the Company shall pay for all moving cost plus an allowance of $10,000 for the relocation.

     8.6 ADDITIONAL BENEFITS. Officer shall be entitled to participate in all programs, rights and benefits for which Officer is otherwise entitled to any bonus plan, incentive plan, participation plan or extra compensation plan, pension plan, profit sharing plan, life, medical, dental, disability or other insurance plan or policy or other plan or benefit the Company may provide for senior executives or for employees of the Company generally from time to time in effect during the term of this Agreement. For the avoidance of doubt, the rights granted or afforded to Officer under any such plans shall be not less than the most favorable rights and highest amounts granted to employees of similar or lower position with the Company and on terms at least as favorable.

9.   RESTRICTIVE COVENANTS

     9.1 CONFIDENTIAL INFORMATION. Officer acknowledges that in her employment hereunder she occupies a position of trust and confidence. During the Term, and thereafter in accordance with the provisions of this Agreement, Officer shall not, except as may be required to perform her duties hereunder as required by applicable law, and except for information which is or becomes publicly available other than as a result of a breach by Officer of the provisions hereof, disclose to others or use, whether directly or indirectly, any Confidential Information. Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective suppliers, clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by Officer in the course of her employment hereunder, including (without limitation) proprietary knowledge, trade secrets, market research, data, formulae, information and supplier, client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Officer agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of her employment, or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or any of its subsidiaries affiliates or prepared by Officer during the Term of her employment by the Company. The obligations hereof shall not apply to any information which is or becomes public or in the public domain by action of the Company or through no fault of Officer.

     9.2 BUSINESS DIVERSION. During the term and for 30 months thereafter, Officer shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any competitor of the Company.

     9.3 NON-SOLICITATION. Officer recognizes that she will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to, among other things, their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with suppliers and customers of the Company. Officer recognizes that the information she will possess about these other employees is not generally known, is of substantial value to the Company, and will be acquired by her because of her business position with the Company. Officer agrees that, during the Term and for 12 months thereafter, she will not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries or affiliates for the purpose of being employed by her or by any other person on whose behalf she is acting as an agent, representative or employee and that she will not convey any such confidential information or trade secrets about other employees of the Company, its subsidiaries or affiliates to any other person.

     9.4 If Officer breaches, or threatens to commit a breach of, any of the provisions of Section 9 (the "Restrictive Covenants"), the Company and its subsidiaries shall have the right to the following:

          9.4.1 SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries and that money damages would not provide an adequate remedy to the Company or its subsidiaries.

          9.4.2 ACCOUNTING. The right and remedy to require Officer to account for and pay over to the Company or its subsidiaries, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Officer as a result of any transaction constituting a breach of the Restrictive Covenants.

          9.4.3 SEVERABILITY OF RESTRICTIVE COVENANTS. Officer acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines at any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid provisions.

          9.4.4 BLUE PENCILING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope or such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall not be enforceable.

          9.4.5 ENFORCEABILITY OF JURISDICTIONS. The obligations in this Section 9 shall survive the termination of Officer's employment or expiration of this Agreement and shall be fully enforceable thereafter. Officer intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Officer that such determination not bar or in any way affect the right of the Company or its subsidiaries to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent Restrictive Covenants.

10. DISPUTE RESOLUTION

     The parties agree that any dispute that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Officer's employment with the Company, the termination of that employment, or any other dispute by and among the parties or their successors, assigns or affiliates, shall be submitted to binding arbitration in Orange County, California according to the Employment Dispute Resolution Rules and Procedures of the American Arbitration Association. This arbitration obligation extends to any and all claims that may arise by and between the parties or their successors, assigns or affiliates, and expressly extends to, without limitation, claims or cause of action for wrongful termination, impairment of ability to compete in the open labor market, breach or an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the applicable state constitution, the United States Constitution, and applicable state fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Labor-Management Relations Act, as amended, the Worker Retraining and Notification Act of 1988, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the California Fair Employment and Housing Act, as amended.

11.  ASSIGNMENT

     This Agreement is a personal contract, and the rights, interests and obligations of Officer hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. Officer shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, Officer shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of Officer shall be for the sole personal benefit of Officer , and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Officer ; provided, however, that in the event of Officer's death, Officer's estate, legal representatives or beneficiaries (as the case may be) shall have the right to receive all of the benefits that accrued to Officer pursuant to, and in accordance with, the terms of this Agreement.

12.  SUCCESSOR

     This Agreement may be assigned by the Company to any successor interest to its business as per conditions set forth in this section. This Agreement shall bind and inure to the benefit of the Company's successors and assigns as well. In the event the Company ownership substantially changes, as defined by ownership of more than 50% plus one share of common stock exchanged, Officer must be compensated an additional two years of salary in one payment due at the close of the stock transaction or Board assignment wherein transfer of control, and thus, succession, has occurred, or as amended to this Agreement that term of this Agreement is extended for an additional three years.

13.  NOTICES

     All notices, requests and demands hereunder shall be in writing and delivered by hand, by mail, or by telegram, and shall be deemed given if by hand delivery, upon such delivery, and if by mail, 48 hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid and properly addressed to the party at the address set forth at the beginning of this Agreement. Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

14.  INVALID PROVISIONS


     Invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

15.  AMENDMENT, MODIFICATION OR REVOCATION

     This Agreement may be amended, modified or revoked in whole or in part, but only by a written instrument which specifically refers to this Agreement and expressly states that it constitutes an amendment, modification or revocation hereof, as the case may be, and only if such written instrument has been signed by each of the parties to this Agreement.

16.  HEADINGS

     The headings in this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

17.  ENTIRE AGREEMENT

     This Agreement contains the entire understanding among the parties and supersedes any prior written or verbal agreements between them respecting the subject matter hereof, including, without limitation, any prior verbal or written employment agreement between Officer and the Company. Upon the effectiveness hereof, any such prior verbal or written agreements shall terminate.

     No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of the Company to Officer ; nor have any representations or warranties of any kind or nature been made by Officer to the Company, except as expressly set forth in this Agreement.

18.  ATTORNEYS' FEES

     If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party in such action shall be entitled to recover all costs of suit and reasonable attorneys' fees as determined by the arbitrator.

19.  FURTHER ASSURANCES

     The parties shall execute such documents and take such other action as is necessary or appropriate to effectuate the provisions of this Agreement.

20.  CONTROLLING LAW

     This Agreement shall be governed by the laws of the State of California.

21.  WAIVER

    A waiver by either party of any of the terms and conditions hereof shall not be construed as a general waiver by such party, and such party shall be free to reinstate such part or clause, with or without notice to the other party.

22.  INDEMNIFICATION

     To the fullest extent permitted by law and the Company's Certificate of Incorporation and Bylaws, the Company shall indemnify Officer for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses, including reasonable attorneys fees, incurred or paid by Officer in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Officer of services for, or acting as, an officer or employee of the Company or any subsidiary thereof. The Company agrees to use its best efforts to maintain directors' and officers' liability insurance.

23.  PERIODIC REVIEWS

     During January of each year during the term hereof, the Board of Directors of the Company shall review Officer 's Annual Salary, bonus, stock options, and additional benefits then being provided to Officer . Following each such review, the Company may in its discretion increase the Annual Salary, bonus, stock options, and benefits; however, the Company shall not decrease such items during the period Officer serves as an employee of the Company. Prior to March 31st of each year during the term hereof, the Board of Directors of the Company shall communicate in writing the results of such review to Officer .

24.  DEFERRED COMPENSATION

    Voluntary deferment of compensation. In the event employee voluntarily defers her salary the Company shall apply interest to the deferred amount at an annualized rate of Prime plus 5%. The deferred salary plus interest would be paid to employee no longer than 3 months than the scheduled pay date.

25.  STOCK AND OPTION AWARDS

    Officer shall be granted non-statutory stock options to purchase and aggregate of 10,000 shares of Common Stock of the Company at an exercise price equal to the fair value of the Company's common stock at the date of grant, defined as the date this Agreement is executed. The options shall be fully vested at the date of grant. All of Officer's stock options referred to herein shall expire on June 1, 2011. The Company agrees to file a registration statement covering
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all of the stock options referred to herein on Form S-8 or similar registration statement on or before December 31, 2001.

    If during the term of this Agreement the Company signs a Letter of Intent, or similar agreement, to merge with another company, to sell its common stock, its assets or licensing rights it has or will have related to the drug therapy Remune, the Officer shall immediately receive 100,000 shares of the Company's common stock at no cost to the Officer.

26.  CREATION OF AGREEMENT

    Both parties to this Agreement recognize that each party has undertaken the creation of such Agreement and has mutually compromised in so doing. Both parties also understand that they have the right to allow their respective legal counsel to review and advise on this Agreement.

THE COMPANY:
TRINITY MEDICAL GROUP USA, INC.               OFFICER :



By:


/s/  Vina Churdboonchart                         /s/  Elizabeth  S. Namnath
------------------------                         --------------------------
Dr. Vina Churdboonchart , President                   Elizabeth  S. Namnath


/s/  Gary E. Wilson
--------------------
Gary E. Wilson, Chief Financial Officer